Exhibit 10.1

OTHER STOCK-BASED AWARD

AND

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 23, 2015 (the “Grant Date”) by and between PFSWEB, INC., a Delaware corporation (the “Company”) and the individual identified as the Grantee on the signature page hereof (the “Grantee”).

WHEREAS, the Company has adopted the 2005 Employee Stock and Incentive Plan (the “Plan,” terms defined in the Plan having the same meaning when so used herein) pursuant to which Other Stock-Based Awards and Restricted Stock Unit Awards may be granted; and

WHEREAS, the Committee has approved the issuance of the Other Stock-Based Award and Restricted Stock Unit Award provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Other Stock-Based Award and Restricted Stock Units. Pursuant to (i) Article 13 of the Plan, the Company hereby issues to the Grantee on the Grant Date an Other Stock-Based Award consisting of the number of shares of the Common Stock of the Company identified on the signature page hereof as the Vested Stock (the “Vested Stock”), which Vested Stock shall be fully vested upon issuance; and (ii) Article 10 of the Plan, the Company hereby issues to the Grantee on the Grant Date an aggregate number of Restricted Stock Units set forth on the signature page hereof, on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2. Consideration. The grant of the Vested Stock and Restricted Stock Units is made as a special one-time grant in consideration of the services rendered by the Grantee to the Company during calendar year 2014.

3. Restricted Period; Vesting.

3.1 Except as otherwise set forth herein, provided that the Grantee retains his Continuous Status as a Participant through the applicable vesting date, the Restricted Stock Units will vest in accordance with the following schedule:

Vesting Date	Number of Vested Restricted Stock Units
December 31, 2015	33.33% of the number of Restricted Stock Units
December 31, 2016	33.33% of the number of Restricted Stock Units
December 31, 2017	33.34% of the number of Restricted Stock Units

The period over which the Restricted Stock Units vests is referred to as the “Restricted Period”.

3.2 The foregoing vesting schedule notwithstanding, (x) in the event of the Grantee’s death, or (y) if the Grantee’s Continuous Status as a Participant is terminated by the Company or an Affiliate for Disability or without Cause, or (z) if the Grantee’s Continuous Status as a Participant is terminated by the Grantee for Good Reason, then, 100% of the unvested Restricted Stock Units shall vest as of the date of such termination.

3.3 Subject to Section 8 hereof, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested Restricted Stock Units (rounded up to the nearest whole share); and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

3.4 If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the Restricted Stock Units upon his/her “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5. No Rights as Shareholder; No Dividends.

5.1 The Grantee shall have no rights in, to or under the shares of Common Stock to be issued upon the vesting of the Restricted Stock Units unless and until the vesting conditions set forth herein are satisfied and, until such date, shall have no rights of a shareholder of the Company including, without limitation, no right to vote such shares and no right to receive any dividends or other distributions paid with respect to such shares.

5.2 Upon vesting of the Restricted Stock Units, the Company may issue stock certificates or evidence the Grantee’s interest therein by using a book entry account with the Company’s transfer agent.

6. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be employed or retained in any position by the Company or any

Affiliate thereof. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Status as a Participant at any time, with or without Cause.

7. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, the shares of Common Stock to be issued hereunder shall be adjusted or terminated in any manner as contemplated by Article 16 of the Plan.

8. Tax Liability and Withholding. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from the Vested Stock and the shares of Common Stock to be issued upon the vesting of the Restricted Stock Units, the amount of any required withholding taxes in respect of the Vested Stock and the shares of Common Stock to be issued upon the vesting of the Restricted Stock Units and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.

9. Confidentiality, Non-competition and Non-solicitation.

9.1 In consideration of the issuance of the Awards herein, the Grantee agrees and covenants to comply with all of the terms and provisions governing the Grantee’s employment by the Company or its Affiliates, including without limitation, any and all terms and provisions governing confidentiality, non-competition and non-solicitation.

9.2 If the Grantee breaches any of the terms and provisions governing the Grantee’s employment by the Company or its Affiliates, including without limitation, any and all terms and provisions governing confidentiality, non-competition, then, without limitation of any other right or remedy thereunder or available at law or in equity:

(a) all unvested Restricted Stock Units shall be immediately forfeited; and

(b) the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

10. Compliance with Law. The issuance and transfer of shares of Common Stock hereunder shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

11. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.

13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

14. Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

16. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company or its Affiliates.

18. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Plan and Awards thereunder; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

19. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock Units is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Other Stock Based Award and Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[next page is signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PFSweb, Inc.

By:
Michael Willoughby
Chief Executive Officer

Grantee:
Print name

Signature of Grantee

Number of Shares of Other Stock Based Award (Vested Stock):

Number of Restricted Stock Units: